UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 81239 / July 27, 2017

ADMINISTRATIVE PROCEEDING
File No. 3-18083

In the Matter of **Aquentium, Inc.,** **Del Toro Silver Corp.,** **Islet Sciences, Inc., and** **Sealand Natural Resources Inc.,** **Respondents.**	**ORDER INSTITUTING ADMINISTRATIVE PROCEEDINGS AND NOTICE OF HEARING PURSUANT TO SECTION 12(j) OF THE SECURITIES EXCHANGE ACT OF 1934**

I.

The Securities and Exchange Commission ("Commission") deems it necessary and appropriate for the protection of investors that public administrative proceedings be, and hereby are, instituted pursuant to Section 12(j) of the Securities Exchange Act of 1934 ("Exchange Act") against the Respondents named in the caption.

II.

After an investigation, the Division of Enforcement alleges that:

A. RESPONDENTS[1]

1. Aquentium, Inc. ("AQNM") (CIK No. 918997) is a void Delaware corporation located in Canyon Lake, California with a class of securities registered with the Commission pursuant to Exchange Act Section 12(g). AQNM is delinquent in its periodic filings with the Commission, having not filed any periodic reports since it filed a Form 10-Q for the period ended June 30, 2014, which reported a net loss of $348,962 for the prior nine months. As of July 24, 2017, the common stock of AQNM was quoted on OTC Link operated by OTC Markets Group Inc. (formerly "Pink Sheets") ("OTC Link"), had five market makers and was eligible for the "piggyback" exception of Exchange Act Rule 15c2-11(f)(3).

2. Del Toro Silver Corp. ("DTOR") (CIK No. 1382462) is a Nevada corporation located in Carson City, Nevada with a class of securities registered with the Commission

[1] The short form of each respondent's name is also its ticker symbol.

pursuant to Exchange Act Section 12(g). DTOR is delinquent in its periodic filings with the Commission, having not filed any periodic reports since it filed a Form 10-Q for the period ended July 31, 2014, which reported a net loss of $372,719 for the prior nine months. As of July 24, 2017, the common stock of DTOR was quoted on OTC Link, had six market makers, and was eligible for the "piggyback" exception of Exchange Act Rule 15c2-11(f)(3).

3. Islet Sciences, Inc. ("ISLT") (CIK No. 1425919) is a revoked Nevada corporation located in Glendora, California with a class of securities registered with the Commission pursuant to Exchange Act Section 12(g). ISLT is delinquent in its periodic filings with the Commission, having not filed any periodic reports since it filed a Form 10-Q for the period ended January 31, 2015, which reported a net loss of $1,533,036 for the prior nine months. As of July 24, 2017, the common stock of ISLT was quoted on OTC Link, had eight market makers, and was eligible for the "piggyback" exception of Exchange Act Rule 15c2-11(f)(3).

4. Sealand Natural Resources Inc. ("SLNR") (CIK No. 1522236) is a Nevada corporation located in Oceanside, California with a class of securities registered with the Commission pursuant to Exchange Act Section 12(g). SLNR is delinquent in its periodic filings with the Commission, having not filed any periodic reports since it filed a Form 10-Q for the period ended November 30, 2014, which reported a net loss of $1,485,885 for the prior six months. As of July 24, 2017, the common stock of SLNR was quoted on OTC Link, had six market makers, and was eligible for the "piggyback" exception of Exchange Act Rule 15c2-11(f)(3).

B. DELINQUENT PERIODIC FILINGS

5. As discussed in more detail above, all of the Respondents are delinquent in their periodic filings with the Commission, have repeatedly failed to meet their obligations to file timely periodic reports, and failed to heed delinquency letters sent to them by the Division of Corporation Finance requesting compliance with their periodic filing obligations or, through their failure to maintain a valid address on file with the Commission as required by Commission rules, did not receive such letters.

6. Exchange Act Section 13(a) and the rules promulgated thereunder require issuers of securities registered pursuant to Exchange Act Section 12 to file with the Commission current and accurate information in periodic reports, even if the registration is voluntary under Section 12(g). Specifically, Exchange Act Rule 13a-1 requires issuers to file annual reports, and Exchange Act Rule 13a-13 requires domestic issuers to file quarterly reports.

7. As a result of the foregoing, Respondents failed to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder.

III.

In view of the allegations made by the Division of Enforcement, the Commission deems it necessary and appropriate for the protection of investors that public administrative proceedings be instituted to determine:

A. Whether the allegations contained in Section II hereof are true and, in connection therewith, to afford the Respondents an opportunity to establish any defenses to such allegations; and,

B. Whether it is necessary and appropriate for the protection of investors to suspend for a period not exceeding twelve months, or revoke the registration of each class of securities registered pursuant to Section 12 of the Exchange Act of the Respondents identified in Section II hereof, and any successor under Exchange Act Rules 12b-2 or 12g-3, and any new corporate names of any Respondents.

IV.

IT IS HEREBY ORDERED that a public hearing for the purpose of taking evidence on the questions set forth in Section III hereof shall be convened at a time and place to be fixed, and before an Administrative Law Judge to be designated by further order as provided by Rule 110 of the Commission's Rules of Practice [17 C.F.R. § 201.110].

IT IS HEREBY FURTHER ORDERED that each Respondent shall file an Answer to the allegations contained in this Order within ten (10) days after service of this Order, as provided by Rule 220(b) of the Commission's Rules of Practice [17 C.F.R. § 201.220(b)].

If any Respondent fails to file the directed Answer, or fails to appear at a hearing after being duly notified, such Respondent, and any successor under Exchange Act Rules 12b-2 or 12g-3, and any new corporate names of such Respondent, may be deemed in default and the proceedings may be determined against it upon consideration of the allegations of this Order as to such Respondent, which may be deemed to be true as provided by Rules 155(a), 220(f), 221(f), and 310 of the Commission's Rules of Practice [17 C.F.R. §§ 201.155(a), 201.220(f), 201.221(f), and 201.310].

This Order shall be served forthwith upon Respondents by any means permitted by the Commission Rules of Practice.

IT IS FURTHER ORDERED that, pursuant to Rule 360(a)(2) of the Commission's Rules of Practice, [17 C.F.R. § 201.360(a)(2)], the Administrative Law Judge shall issue an initial decision no later than thirty (30) days from the occurrence of one of the following events: (A) The completion of post-hearing briefing in a proceeding where the hearing has been completed; (B) Where the hearing officer has determined that no hearing is necessary, upon completion of briefing on a motion pursuant to Rule 250 of the Commission's Rules of Practice, [17 C.F.R. § 201.250]; or (C) The determination by the hearing officer that a party is deemed to be in default under Rule 155 of the Commission's Rules of Practice, [17 C.F.R. § 201.155] and no hearing is necessary.

In the absence of an appropriate waiver, no officer or employee of the Commission engaged in the performance of investigative or prosecuting functions in this or any factually related proceeding will be permitted to participate or advise in the decision of this matter, except as witness or counsel in proceedings held pursuant to notice. Since this proceeding is not "rule making" within the meaning of Section 551 of the Administrative Procedure Act, it is not deemed subject to the provisions of Section 553 delaying the effective date of any final Commission action.

By the Commission.

Brent J. Fields
Secretary